CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated January 10, 2006, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-38741 and 811-6273) of Dreyfus Massachusetts Municipal Money Market Fund.

ERNST & YOUNG LLP

New York, New York January 25, 2006